Exhibit 99.1

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Legal Opinion of Jun He Law Offices

December 7, 2007

ChinaEdu Corporation

12/F Capital Times Square No. 88 Xichangan Street

Beijing, 100031, People’s Republic of China

Re: ChinaEdu Corporation

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof. For the purpose of this opinion, PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region.

We have acted as PRC legal counsel for ChinaEdu Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on November 26, 2007, relating to the offering by the Company and certain selling shareholders of the Company (the “Selling Shareholders”) of 6,820,000 American Depositary Shares (“ADSs”), each of which represents three ordinary shares, par value $0.01per share, of the Company issued under the Deposit Agreement (the “Deposit Agreement”) to be entered among the Company, The Bank of New York, as Depositary, and holders and beneficial owners from time to time of ADSs issued thereunder, and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market.

We have been requested to give this opinion on the matters set forth herein. Capitalized terms used but not otherwise defined herein shall, unless otherwise provided herein, have the same meanings assigned to them in the Underwriting Agreement to be entered among the Company, the Selling Shareholders named therein, and Bear, Stearns & Co. Inc. (as the Representative of the Underwriters) (the “Underwriting Agreement”).

Beijing Head Office

China Resources Building

20th Floor

Beijing 100005

P. R. China

Tel.: (86-10) 8519-1300

Fax: (86-10) 8519-1350

E-mail: junhebj@junhe.com

Shanghai Office

Shanghai Kerry Centre

32nd Floor

1515 West Nanjing Road

Shanghai 200040

P. R. China

Tel.: (86-21) 5298-5488

Fax: (86-21) 5298-5492

E-mail: junhesh@junhe.com

Shenzhen Office

Shenzhen Development

Bank Tower Suite 15-C

5047 East Shennan Road

Shenzhen 518001

P. R. China

Tel.: (86-755) 2587-0765

Fax: (86-755) 2587-0780

E-mail: junhesz@junhe.com

Dalian Office

Chinabank Plaza

Room F, 16th Floor

No. 17 Renmin Road

Dalian 116001

P. R. China

Tel.: (86-411) 8250-7578

Fax: (86-411) 8250-7579

E-mail: junhedl@junhe.com

Haikou Office

Nanyang Building

Suite 1107

Haikou 570105

P. R. China

Tel.: (86-898) 6851-2544

Fax: (86-898) 6851-3514

E-mail: junhehn@junhe.com

New York Office

500 Fifth Avenue,

43rd Floor, New York,

NY 10110, U.S.A.

Tel.: (1-212) 703-8702

Fax: (1-212) 703-8720

E-mail: junheny@junhe.com

Hong Kong Office

Suite 2208,

22nd Floor, Jardine House

1 Connaught Place, Central

Hong Kong

Tel.: (852) 2167-0000

Fax: (852) 2167-0050

E-mail: junhehk@junhe.com

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In rendering this opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant governmental authorities and appropriate representatives and warrants of the Company. In giving this opinion, we have made the following assumptions:

(a)	that any document submitted to us remains in full force and effect up to the date of this opinion and has not been amended, varied, cancelled or superseded by any other document, agreement or action;

(b)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

(c)	that all documents have been validly authorized, executed and delivered by all of the parties thereto other than the Company, the Subsidiaries and the Affiliated Entity Shareholders;

(d)	that the signatures, seals and chops on the documents submitted to us are genuine;

(e)	that, in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials have been provided to us by the Company to the extent true, accurate, complete and not misleading, and that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; and

(f)	that any consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or fillings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Underwriting Agreement and the Deposit Agreement have been duly obtained or made.

In addition, it should be understood that we have not been responsible for investigating or verifying the accuracy as to factual matters of each document we have received (including, without limitation to, the Underwriting Agreement), the accuracy of the representations and warranties of the Company, the Subsidiaries and the Affiliated Entity Shareholders.

As used in this opinion, the “PRC Subsidiaries” shall mean CMR Web Learning Co., Ltd., a limited liability company incorporated under the laws of the PRC (“CMR Web”), Beijing Hongcheng Liye Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Hongcheng Liye”), and Hongcheng Technology Development Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Hongcheng Technology”); the “PRC Affiliated Entities” shall mean Xiandai Xingye Network Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Xiandai Technology”), and

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Beijing Hongcheng Education Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Hongcheng Education”); and “Subsidiaries” shall mean the PRC Subsidiaries and the PRC Affiliated Entities.

This opinion is rendered on the basis of the existing published PRC laws and regulations currently in effect and there is no assurance that any of the PRC laws will not be changed, amended or replaced in the immediate future or in the longer term with our without retrospective effect.

Based on the foregoing and subject to the assumptions above, we are of the opinion that:

1.	Each of Hongcheng Liye and Hongcheng Technology has been duly organized and is validly existing and in good standing as a wholly-foreign owned enterprise under the laws of the PRC. All the registered capital of Hongcheng Technology has been fully paid by the Company and has been verified. Part of the registered capital of Hongcheng Liye amounted RMB 77,788,200 has been paid by the Company and has been verified. Other registered capital of Hongcheng Liye amounted RMB 14,011,800 should be paid by the Company prior to October 11, 2009 in accordance with the laws of the PRC. All of the equity interests in each of Hongcheng Liye and Hongcheng Technology are legally owned by the Company directly, and to the best of our knowledge after due inquiries, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims, except that the Company needs to pay the registered capital of Hongcheng Liye in full prior to October 11, 2009.

2.	CMR Web has been duly organized and is validly existing and in good standing as an equity joint venture under the laws of the PRC. 70% of the equity interest in CMR Web is legally owned by the Company directly. All of the equity interests in CMR Web owned by the Company have been duly authorized and validly issued, are fully paid and non-assessable and, to the best of our knowledge after due inquiries, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims.

3.

Each of the PRC Subsidiaries has been duly qualified as a foreign invested enterprise. The articles of association and other constitutive documents of each PRC Subsidiary and its business license comply with the requirements of applicable laws of the PRC and are in full force and effect, except that the current business license of Hongcheng Liye will need to be renewed after

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that the Company pays the registered capital of Hongcheng Liye in full prior to October 11, 2009. The Company’s subsequent subscription of 100% equity interests in Hongcheng Liye and Hongcheng Technology and 70% equity interests in CMR Web complied with all then applicable laws of the PRC in all material respects. To the best of our knowledge after due inquiries, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries.

4.	Each of the PRC Affiliated Entities has been duly organized and is validly existing under the laws of the PRC. Mr. Changqing Xie and Mr. Xueshan Yang own 72% and 28% of the equity interests in Hongcheng Education, respectively. Mr. Gongquan Wang and Mr. Xueshan Yang each own 50% of the equity interests in Xiandai Technology. Mr. Changqing Xie, Mr. Xueshan Yang and Mr. Gongquan Wang are collectively referred to herein as the “Affiliated Entity Shareholders”. Except as described in the Registration Statement, the Pricing Prospectus and the Prospectus and to the best of our knowledge after due inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. The registered capital of each of the PRC Affiliated Entities has been fully paid. The articles of association and other constitutive documents of each of the PRC Affiliated Entities and its business license comply with the requirements of applicable laws of the PRC and are in full force and effect.

5.

Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, each of the Subsidiaries has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business as presently conducted and as described in the Pricing Prospectus and the Prospectus. Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, each of the Subsidiaries has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all filings (collectively, “Governmental Authorizations”) with, all governmental or regulatory agencies in the PRC (“Governmental Agencies”) to own, lease, license and use its properties and assets and conduct its business in the manner described in the Pricing Prospectus and the Prospectus. Such Governmental Authorizations are in full force and we, after due inquiries, have no reason to believe that any Governmental

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Agency is considering modifying, suspending or revoking any such Governmental Authorizations, or that any such Governmental Authorizations will not be renewed by the relevant Governmental Agency, provided that the Company will pay the registered capital of Hongcheng Liye in full prior to October 11, 2009.

6.	To the best of our knowledge after due inquiries, the application of the net proceeds to be received by the Company from the offering as contemplated by the Pricing Prospectus and the Prospectus will not (A) contravene any provision of applicable laws, rules or regulations of the PRC, or the articles of association or other constitutive or organizational documents or business license of any of the Subsidiaries; or (B) contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and governed by PRC laws, to which any of the Subsidiaries is a party or by which it or any of its properties is bound; or (C) contravene any judgment, order or decree of any PRC Governmental Agency which is publicly available and is currently in effect.

7.	Each of the Subsidiaries has valid title to all of its properties and assets as described in the Registration Statement, the Pricing Prospectus and the Prospectus, in each case, to the best of our knowledge after due inquiries, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions; each lease agreement to which any Subsidiary is a party is legally executed by such Subsidiary; the terms of the lease agreements are valid, binding and enforceable in accordance with their respective terms under the laws of the PRC in all material respects and to the best of our knowledge after due inquiries, none of the Company and the Subsidiaries owns, operates, or manages any other material real property of any kind in the PRC.

8.

Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus and to the best of our knowledge after due inquires, none of the Subsidiaries is in breach or violation of or in default under, in any material respect, (A) its articles of association, business license or any other constitutive or organizational documents, (B) any indenture, mortgage, deed of trust, bank loan, credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument known to us and governed by the PRC law to which any of the Subsidiaries is a party or by which any of them or any

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of their respective properties may be bound, or (C) any law, regulation or rule of the PRC, or any published decree, judgment or order of any court in the PRC which is publicly available, applicable to any of the Subsidiaries.

9.	Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus and to the best of our knowledge after due inquires, there are no material legal, governmental, administrative or arbitrative proceedings before or by any Governmental Agency pending or threatened against, or involving the properties or business of, the Company or any of the Subsidiaries or to which any of the properties of the Company or any of the Subsidiaries is subject.

10.	Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, all dividends and other distributions declared and payable on the Company’s equity interests in each of the PRC Subsidiaries in Renminbi may under the current laws and regulations of the PRC be payable in foreign currency and may be freely transferred out of the PRC, provided that the remittance of such dividends outside of the PRC complies with the procedures required by PRC laws relating to foreign exchange, and such dividends will not be subject to withholding or other taxes under current laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC and may be paid without the necessity of obtaining any Government Authorization from any Governmental Agency in the PRC except for standard foreign exchange procedure. However, according to the PRC Enterprise Income Tax Law which shall come into effect on January 1, 2008, all dividends that may be declared and payable by the PRC Subsidiaries to the Company may be subject to withholding tax from January 1, 2008.

11.

Each of the Subsidiaries possesses, or has the appropriate rights to use the same, as the case may be, the registered intellectual property as described in the Pricing Prospectus and the Prospectus. Each of the Subsidiaries owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names which are currently employed by it in connection with the business currently operated by it in the PRC. To the best of our knowledge after due inquiries, none of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the

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foregoing. To the best of our knowledge after due inquiries, no legal or government proceedings, actions or claims have been asserted or are pending or threatened against any of the Subsidiaries that relate to the intellectual property rights owned or used by any of the Subsidiaries.

12.	To the best of our knowledge after due inquiries, the execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation of the transactions contemplated in, the Underwriting Agreement and the Deposit Agreement, including the issue and sale of the ADSs and the Ordinary Shares under the Underwriting Agreement and the Deposit Agreement, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Deposit Agreement (A) do not and will not, in any material respect, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to us and governed by PRC laws, to which any of the Subsidiaries is a party or by which it or any of its properties or assets are bound; (B) do not and will not result in any violation of any order, rule or regulation of any Governmental Agency which are publicly available; (C) do not and will not result in any violation of the provisions of the articles of association, business licenses or any other constitutive documents of any of the Subsidiaries, and (D) do not and will not result in any violation of any published law, statute or regulation of the PRC.

13.	Except as disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, no Governmental Authorization from any PRC Governmental Agency is required for (A) the issue and sale of the ADSs and the Ordinary Shares at the Closing Date to be sold by the Company under the Underwriting Agreement and the Deposit Agreement, (B) the deposit of the Ordinary Shares represented by the ADSs with the Depositary or its nominee, and (C) the consummation by the Company and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.

14.	To the best of our knowledge, there are no reporting obligations under the laws of the PRC on non-PRC holders of the ADSs or the Ordinary Shares.

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15.	As a matter of the PRC law, no holder of the ADSs or the Ordinary Shares who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs or Ordinary Shares. There are no limitations under the laws of the PRC on the rights of holders of the ADSs or the Ordinary Shares who are not PRC residents to hold, vote or transfer their securities, nor any statutory preemptive rights or transfer restrictions applicable to the ADSs or the Ordinary Shares.

16.	The statements set forth in the Pricing Prospectus and the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Related Party Transactions,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and “Enforceability of Civil Liabilities,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by the PRC law, are true and accurate in all material aspects, and fairly present or summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain or will not contain an untrue statement of a material fact, and did not omit or will not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

17.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“ (2006 ”)(the “M&A Rules”), which became effective on September 8, 2006 and were jointly promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like the offering as contemplated by the Prospectus are subject

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to the new procedure provided in the M&A Rules and Related Clarifications. Given that the equity interests in the PRC Subsidiaries have been owned by or transferred to the Company before September 8, 2006, the effective date of the M&A Rules, the Company is not required to submit an application to the CSRC for the approval of the issuance and sale of the ADSs and the Ordinary Shares, the listing and trading of the ADSs on the Nasdaq Global Market, or the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement. The CSRC or other PRC regulatory agencies may further clarify the applicability of the M&A Rules and Related Clarifications on special purpose vehicle (such as the Company) with respect to the listing and trading of their stocks on overseas stock exchanges and we cannot rule out the possibility for the CSRC or other PRC regulatory agencies to interpret the M&A Rules and Related Clarifications differently from our foregoing understandings.

18.	The ownership structure and business operations of each of the Subsidiaries as set forth in the Pricing Prospectus and the Prospectus under the captions “Corporate Structure” and “Business” comply with, and immediately after the Offering will comply with, all existing published laws and regulations of the PRC currently in effect in all material aspects.

19.	To the best of our knowledge after due inquiries, each of the Subsidiaries has the corporate power to enter into and perform its obligations under each contract under the contractual arrangements governed by PRC laws and described in the Pricing Prospectus and the Prospectus under the caption “Corporate Structure” (the “Contract”) to which it is a party, has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly executed and delivered, each Contract to which it is a party; and each such Contract constitutes a valid and legally binding obligation of any of the Subsidiaries (as the case may be), enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except in the case of the Equity Pledge Agreements which may not be enforceable until they are registered with the relevant administration for industry and commerce.

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20.	To the best of our knowledge after due inquiries, each of the Affiliated Entity Shareholders has executed and delivered each Contract to which he is a party; and each such Contract constitutes a valid and legally binding obligation of each of the Affiliated Entity Shareholders, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except in the case of the Equity Pledge Agreements which may not be enforceable until they are registered with the relevant administration for industry and commerce.

21.	To the best of our knowledge after due inquiries, the execution and delivery by each of the Subsidiaries of, and the performance of its obligations under, each Contract to which it is a party and the consummation of the transactions contemplated therein do not, in any material respect: (A) conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to us and governed by the PRC law to which it is a party or by which it or any of its properties or assets are bound; (B) result in any violation of any provision of its articles of association or other constituent documents or business license; or (C) result in any violation of any of the laws of the PRC, except in the case of the Equity Pledge Agreements which may not be enforceable until they are registered with the relevant administration for industry and commerce.

22.	The execution and delivery by each Affiliated Entity Shareholder of, and the performance by each Affiliated Entity Shareholder of his obligations under, each Contract to which he is a party and the consummation of the transactions contemplated therein, do not, in any material respect, result in any violation of any of the laws of the PRC, except in the case of the Equity Pledge Agreements which may not be enforceable until they are registered with the relevant administration for industry and commerce.

23.

(i) Each Contract is in proper legal form under the PRC law for the enforcement thereof against each of the Company, the Subsidiaries and the Affiliated Entity Shareholders, as the case may be, in the PRC without further action by any the Company or the Subsidiaries or the Affiliated Entity Shareholders; (ii) to ensure the legality, validity, enforceability or admissibility in evidence of each Contract in the PRC, all required filings and recordings in respect of such Contract with any Government

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Agency have been performed; and (iii) no Governmental Authorizations are required to be obtained for the performance by the Company or any of the Subsidiaries of their obligations and the transactions contemplated under each Contract other than those already obtained; in each case of clauses (i), (ii) and (iii) above, provided, however, (A) that any exercise by the Company or any of the PRC Subsidiaries of its rights under the Call Option Agreements will be subject to: (a) the approval of and/or registration with the Government Agencies in the PRC for the resulting equity transfer; and (b) the exercise price for equity transfer under the Call Option Agreements must comply with relevant PRC laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals; and (B) the Equity Pledge Agreements must be registered with the relevant administration for industry and commerce.

24.	(i) The submission of the Company to the non-exclusive jurisdiction of the New York courts, the waiver by the Company of any objection to the venue of a proceeding in a New York court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement be construed in accordance with and governed by the laws of the State of New York will be recognized by PRC courts; (ii) jurisdiction over the Company conferred by service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement will be effective to confer jurisdiction over the subsidiaries, assets and properties of the Company in the PRC; and (iii) any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized by PRC court; in each case of clauses (i), (ii) and (iii) above subject to (A) the conditions described under the caption “Enforceability of Civil Liabilities” in the Pricing Prospectus and the Prospectus, and (B) relevant PRC laws including without limitation to the PRC Civil Procedural Law and the provisions regarding choice of foreign law under PRC General Principles of Civil Law.

25.

The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene the laws, rules and regulations of the PRC, and insofar as matters of PRC law are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein, subject, as to enforcement, to

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bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Underwriting Agreement and the Deposit Agreement is in proper legal form under PRC law for the enforcement thereof against the Company, subject to compliance with relevant civil procedural requirements; and to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement and the Deposit Agreement in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in PRC.

26.	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any Underwriter or the Depositary to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the ADSs and the Ordinary Shares, (B) the deposit with the Depositary of Ordinary Shares by the Company pursuant to the Deposit Agreement against issuances of the ADSs, (C) the sale and delivery by the Company of the ADSs to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement and the Deposit Agreement, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company, or (E) the sale and delivery outside the PRC by the Underwriters of the ADSs to the initial purchasers thereof in the manner contemplated in the Pricing Prospectus and the Prospectus.

27.	The entry into, and the performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with their respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by virtue only of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement.

28.	Under the PRC law, none of the Company, any of the Subsidiaries, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

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This opinion is limited to PRC laws of general application as of the date of this opinion and is given on the basis that it is governed by, and construed in accordance with, PRC laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

This opinion is limited to the matters set forth herein and is subject to the effect of any future change, amendment, alteration or adoption of any PRC laws, regulations, rules, guidelines or judicial or regulatory interpretations.

Sincerely yours,

/s/ Jun He Law Offices
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